Exhibit 99.1

Press Release March 11, 2009

6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Updates First Quarter Earnings Guidance

FORT WAYNE, INDIANA, March 11, 2009– Steel Dynamics, Inc. (NASDAQ/GS: STLD) today updated its outlook for the first quarter of 2009.  Due to continued weakness in market conditions, the company is reducing its first quarter estimate of earnings from $0.05 to $0.10 per diluted share, provided January 26, to a loss of $0.40 to $0.45 per diluted share.  Notably, an estimated $70 million, approaching $.25 per diluted share, of these estimated losses relate to non-cash inventory adjustments required to reflect current market conditions at our Flat Roll Division.

The principal non-inventory adjustments related to changes in our outlook are driven by weaker than expected shipping volumes at our steel operations and continued weakness in the metals recycling segment of our business.

Demand for steel products remained soft through February, resulting in lower production rates (as low as 30 percent at some of our facilities) and a lower volume of steel shipments. Despite these very low utilization rates and excluding the $70 million loss related to inventory write downs, our steel operations are expected to report a pre-tax profit for the first quarter.

Our metals recycling operations are expected to report a loss for the first quarter as scrap prices continue to fall and recycled-metals shipping volumes come in much lower than projected.  Our earlier January forecast was based on achieving a small pre-tax profit in this segment of our business.  OmniSource continues to experience very weak demand and limited flows of ferrous and nonferrous scrap; however, we believe operating profits will moderately return in the second quarter.  The supply of both industrial and “obsolete” scrap and the demand for processed metals are greatly affected by the slowdown in the U.S. economy, and in particular, the reduced demand by steel mill and foundry consumers.  Demand weaknesses in the automotive and construction sectors of the economy are the primary drivers.

“The outlook for the remainder of 2009 remains clouded.  We are currently not able to clearly project volumes and financial performance for the rest of the year,” said Keith Busse, Chairman and CEO of Steel Dynamics. “We had earlier suggested the possibility of 2009 earnings that could be comparable or close to those of 2008, but we now recognize that the entire year of 2009 will be more challenging.  We firmly believe that throughout the remainder of the year, with our even further improved cost structure and with our proven efficient operational strength, we will see stronger margins and a much improved earnings outlook.  Our current liquidity position is continuing to improve and we remain poised to quickly capitalize on any demand improvements.”

Forward-Looking Statements

This press release contains some predictive statements about future events and conditions, including statements related to conditions in the steel marketplace, Steel Dynamics’ shipments, revenues and earnings projections, costs of raw materials, future profitability and earnings, start-up of expanded or new facilities, growth of production capacity, and the accounting categorization of assets and expenses related to acquisitions. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com